Exhibit 99.1

Worldwide Headquarters	Steven Brazones
1200 Willow Lake Boulevard	Investor Relations Contact
St. Paul, Minnesota 55110-5101	651-236-5158

NEWS	For Immediate Release	July 7, 2010

H.B. Fuller Adds Thomas W. Handley to

Board of Directors

Seasoned Executive with Significant International Experience to

Augment Company’s Strong Global Footprint

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today announced that Thomas W. Handley was elected as an independent member to its board of directors, effective immediately. Handley’s position expands the board to eight directors, seven of whom are independent.

Handley is currently president of Ecolab’s global food and beverage division. “Tom brings exceptional leadership and operations experience to H.B. Fuller, and we are excited to have him serve as a board member,” said Michele Volpi, H.B. Fuller president and chief executive officer. “Tom’s background with growing product lines both at Ecolab and Procter & Gamble, particularly overseas, will be a tremendous support to our recent investments in the Asia Pacific and EIMEA markets. With much of his career leading businesses abroad, Tom is well-versed in the global company mindset. H.B. Fuller is committed to being a global company, and a collaborative partner for our customers, and Tom will help position us to do so.”

Handley heads Ecolab’s $1.4 billion global food and beverage division, which sells to many of the largest, most sophisticated companies in the world. Handley has more than 25 years of profit and loss (P&L) leadership experience in global business environments, including businesses in Asia and Latin America. Handley joined Ecolab in 2003, and he has since progressed through numerous roles and demonstrated improved results in several troubled business situations while also leading major new strategic thrusts. Previously, Handley served as vice president and general manager for Procter & Gamble’s paper products business in Japan and Korea. During his tenure, Pampers diapers’ market share doubled in Japan. Also at Procter & Gamble, he led global marketing and strategic planning for the company’s multi-billion dollar feminine care business.

“H.B. Fuller has made considerable strides in achieving international and organic growth, positioning the company for a strong future,” said Handley. “I’m delighted to leverage my experience to help H.B. Fuller gain increased market share and profitability.”

Handley is a board member at the Ordway Center for the Performing Arts and Twin Cities Red Cross. He received a bachelor’s degree in economics from Claremont-McKenna College and his MBA from the University of Chicago.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2009 net revenue of $1.235 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at http://www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of March 21, 2010, June 30, 2010 and 10-K filing, as amended, for the fiscal year ended November 28, 2009. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it

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difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

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